Exhibit 23.1 - Consent of Ernst & Young LLP, independent auditors


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of BAB Holdings, Inc. for the registration of 708,219 shares of its common stock and to the incorporation by reference therein of our reports dated February 7, 1997 with respect to the consolidated financial statements of the Company included in its annual report (Form 10-KSB) for the year ended November 30, 1996 and dated October 30, 1996 with respect to the financial statements of Bagels Unlimited, Inc. included in the Company's Current Report (Form 8-K/A) dated November 19, 1996 filed with the Securities and Exchange Commission.


                                ERNST & YOUNG LLP

Chicago, Illinois
December 15, 1997